EXHIBIT 99.1

PRESS RELEASE	Contact:	Jill Swartz
For Immediate Release		Managing Director, PR & Events
(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Announces $10 Million in

Financing for Constitution Trail Centre in Normal, Illinois

IRVINE, Calif., (December 19, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties and other real estate–related assets, announced today it has successfully completed $10 million in financing for Constitution Trail Centre in Normal, Illinois.

The 5-year loan was secured at a 5.75 percent rate and financed through American National Insurance Company. Financing was arranged by Wally Reid, senior managing director at Holliday Fenoglio Fowler, L.P.

“We are very pleased with the favorable terms we were able to secure with American National Insurance Company,” said TNP Strategic Retail Trust’s Chief Financial Officer, Treasurer and Secretary, James R. Wolford.

Constitution Trail Centre is a 197,739-square-foot multitenant retail center built in 2007 and located in Normal, a suburb of Bloomington in the heart of central Illinois. The retail center is anchored by Schnucks Market and Starplex Cinemas. Other national tenants include Dollar Tree, Subway®, H&R Block®, Great Clips and Wendy’s®. Tenants have staggered lease expirations that range from 2012 to 2029.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of December 13, 2011, TNP Strategic Retail Trust has issued approximately 5,629,000 shares of common stock. The Company currently pays a monthly distribution that equates to a 7 percent annual distribution based on a share price of $10.00. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of December 16, 2011, Thompson National Properties manages a portfolio of 154 commercial properties, in 31 states, totaling approximately 18.4 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.3 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700, Irvine, CA 92614 • T: (877) 982-7846 • F: (949) 252-0212

www.tnpre.com